THERMOGENESIS REPORTS SECOND QUARTER FISCAL 2012 RESULTS

ADVANCES KEY STRATEGIC MILESTONES

(RANCHO CORDOVA, CA), FEBRUARY 9, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the second quarter of fiscal 2012.

For the quarter ended December 31, 2011, the Company reported sales of $4.8 million. This compares to revenues of $5.9 million in the second quarter a year ago and $4.9 million in the prior quarter. Disposable sales in the second quarter of fiscal 2012 were $3.5 million, compared to $3.4 million a year ago and $3.5 million in the prior quarter. ThermoGenesis reported a net loss of $1.3 million, or $0.08 per share, in the second quarter of fiscal 2012, compared to a net loss of $486,000, or $0.03 per share, in the same period a year ago.

“Although our BioArchive sales were noticeably affected by the continuing debt crisis versus the quarter a year ago, we are pleased with our progress along the strategic front, having signed a major development and distribution deal with Arthrex, and having published positive clinical data regarding the safety and efficacy of our Res-Q bone marrow concentration system,” said Matthew Plavan the Company’s Chief Executive Officer.

The Company ended the quarter with $8.7 million in cash compared with $12.3 million at the end of fiscal 2011.

For the first six months of fiscal 2012, ThermoGenesis reported revenues of $9.6 million compared to revenues of $12.9 million in the first six months of fiscal 2011. The Company reported a net loss of $2.5 million, or $0.15 per share, compared to a net loss of $554,000, or $0.04 per share, in the same period a year ago.

Plavan noted the Company had recently realized several important milestones, including:

•
Signing a five-year collaboration with Arthrex, Inc., under which ThermoGenesis, in consultation with Arthrex’s on staff clinicians, has developed two line extensions of Res-Q®, specifically formulated to produce a proprietary composition of platelet rich plasma (PRP) and bone marrow concentrate. Arthrex has global exclusive distribution rights for this proprietary, private-labeled product. The Company expects to record initial revenues from this agreement in its fourth fiscal quarter.

•	Receiving approval of the AXP® AutoXpress® Platform (AXP) from India’s Ministry of Health.

•	Being selected by Canadian Blood Services to provide the BioArchive System for a new public cord blood bank that will commence operations a year from now.

•	Presenting data from Critical Limb Ischemia and long bone fracture clinical evaluations using concentrates prepared by the Res-Q that demonstrate initial positive outcomes.

On January 30, 2012, the Company announced it had implemented changes in management responsibilities to maximize its progress toward its strategic goals. Plavan was named Chief Executive Officer and a member of the board of directors, while retaining his position as Chief Financial Officer. He replaced J. Melville Engle, who retired from his position as Chairman and Chief Executive Officer. The Company also eliminated eight additional positions.

“As we indicated at that time, our board of directors believed structural changes were necessary if the Company was going to achieve its short-term objectives and be positioned for long-term growth. These changes are designed to recalibrate our resources to current revenues and the cadence of new market opportunities, while continuing to support our product quality and development, customer service and business development initiatives,” Plavan said.

Company’s Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the fiscal 2012 second quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

•
The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP. Condensed Consolidated Balance Sheets (Unaudited)
	December 31, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,729,000	$12,309,000
Accounts receivable, net	4,981,000	3,963,000
Inventories	6,790,000	6,348,000
Other current assets	170,000	420,000

Total current assets	20,670,000	23,040,000

Equipment	1,589,000	1,310,000
Other assets	48,000	49,000

	$22,307,000	$24,399,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,648,000	$1,791,000
Other current liabilities	2,204,000	2,273,000

Total current liabilities	3,852,000	4,064,000

Long-term liabilities	227,000	242,000

Stockholders’ equity	18,228,000	20,093,000

	$22,307,000	$24,399,000

THERMOGENESIS CORP. Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended, December 31,		Six Months Ended, December 31,
	2011	2010	2011	2010

Net revenues	$4,775,000	$5,860,000	$9,634,000	$12,857,000

Cost of revenues	3,071,000	3,504,000	5,931,000	7,906,000

Gross profit	1,704,000	2,356,000	3,703,000	4,951,000

Expenses:
Selling, general and administrative	1,991,000	2,333,000	4,307,000	4,273,000

Research and development	1,037,000	774,000	1,960,000	1,499,000

Total operating expenses	3,028,000	3,107,000	6,267,000	5,772,000

Interest and other income, net	46,000	265,000	78,000	267,000

Net loss	($1,278,000)	($486,000)	($2,486,000)	($554,000)

Basic and diluted net loss per common share	($0.08)	($0.03)	($0.15)	($0.04)

Shares used in computing per share data	16,378,033	14,048,649	16,370,533	14,035,960

THERMOGENESIS CORP. Condensed Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	($2,486,000)	($554,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	202,000	248,000
Stock based compensation expense	621,000	607,000
Gain on disposal of equipment	--	(7,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(1,018,000)	841,000
Inventories	(322,000)	(622,000)
Other current assets	130,000	80,000
Other assets	1,000	40,000
Accounts payable	(143,000)	(369,000)
Other current liabilities	(84,000)	(782,000)
Net cash used in operating activities	(3,099,000)	(518,000)

Cash flows from investing activities:
Capital expenditures	(481,000)	(35,000)
Proceeds from sale of equipment	--	17,000

Net cash used in investing activities:	(481,000)	(18,000)

Cash flows from financing activities:
Exercise of stock options	--	7,000
Payments on capital lease obligations	--	(1,000)
Net cash provided by financing activities	--	6,000
Net decrease in cash and cash equivalents	(3,580,000)	(530,000)

Cash and cash equivalents at beginning of period	12,309,000	10,731,000
Cash and cash equivalents at end of period	$8,729,000	$10,201,000